Exhibit 99.1

JAKKS Pacific Reports Full Year 2015 Financial Results

2015 Financial Results in Line with Company Sales and EPS Guidance

2016 Guidance Reflects Expected Strong Financial Growth

SANTA MONICA, Calif.--(BUSINESS WIRE)--February 23, 2016--JAKKS Pacific, Inc. [NASDAQ: JAKK] today reported financial results for the full year ending December 31, 2015.

Net sales for full year ended December 31, 2015 were $745.7 million compared to $810.1 million in 2014. The year-to-year revenue difference is consistent with the Company’s guidance which reflects the stellar performance in 2014 of one of the Company’s key product lines. Reported net income for the 12-month period was $23.2 million, or $0.71 per diluted share. This compares to net income for full year 2014 of $21.5 million, or $0.70 per diluted share. Adjusted EBITDA for full year 2015 was $50.9 million, compared to $52.9 million for full year 2014. See note below on “Use of Non-GAAP Financial Information.”

Net sales for the fourth quarter were $163.4 million, compared to $254.0 million reported in the comparable period in 2014. The reported net loss for the fourth quarter was $9.4 million, or $0.50 per diluted share. This compares to net income of $2.8 million, or $0.11 per diluted share, reported in the comparable period in 2014. Adjusted EBITDA for the fourth quarter was negative $2.1 million, compared to Adjusted EBITDA of $10.6 million in 2014.

Stephen Berman, Chairman and Chief Executive Officer stated, “I’m pleased with the Company’s overall 2015 performance, especially our continued growth in the International division. The strength of our Disney Princess, Star Wars and Seasonal businesses, combined with our expansion in the international markets helped achieve our 2015 guidance. With the momentum we see across the entire portfolio, I’m very confident about our anticipated performance in 2016 and beyond.”

“Our alliance with strategic licensing partners has provided us with a strong entertainment-licensed slate for 2016 including Batman v. Superman: Dawn of Justice, Teenage Mutant Ninja Turtles: Out of the Shadows, Captain America: Civil War, and Finding Dory. To support these terrific franchises, we are creating BIG-FIGS in a variety of scales ranging from 18-inch to 48-inch, radio controlled vehicles, and Seasonal products inspired by these movies. We will continue to ship new waves of Star Wars BIG-FIGS throughout 2016, as well as bring the World of Nintendo characters to life in new and exciting ways,” Mr. Berman said.

Adding to its Disney Princess business and Frozen business, JAKKS now has the rights to large dolls, role-play and dress-up for Moana, a new Disney/Pixar animated movie slated to be released in theaters later in 2016. JAKKS will also introduce new movie-inspired “Alice in Wonderland: Through the Looking Glass” toys, as well as Disguise costumes. The line of Tsum Tsum stackable, collectible figures featuring hundreds of stylized Disney characters, which had a limited launch late in 2015, will be in broad distribution in 2016.

JAKKS also has several proprietary intellectual properties rounding out its product portfolio including Max Tow™ and Friends which continues to grow and climb with a new buddy, Cliff Climber, to be introduced later this fall. Gift ‘Ems, a new brand for girls, will be launching later this Fall along with a dedicated mobile game app. In addition, the Company also re-launched its Real Construction® brand with all-new products, an app and digital campaign.

“We have fully integrated Maui Toys, Moose Mountain and Kids Only! into a more cohesive business unit that is poised to create a more robust Seasonal division comprised of leading evergreen brands in their respective categories. In 2016, we are excited about our Disguise division’s global launch of the first official LEGO licensed costumes for Halloween and everyday role-play, and the addition of the Shopkins license for Halloween costumes,” said Mr. Berman.

“This year we are focused on continuing to build our leadership position within several important categories by continuing to launch innovative new products. Our entire portfolio received incredible customer support at Hong Kong, Nuremberg and New York toys fairs,” he added.

Working Capital

As of December 31, 2015, the Company’s working capital was $252.2 million, including cash and equivalents and marketable securities of $102.5 million, compared to working capital of $246.2 million including cash and equivalents and marketable securities of $71.7 million as of December 31, 2014.

2016 Guidance

For 2016, Jakks is currently forecasting net sales to increase approximately 7.0%; diluted earnings per share to increase approximately 10.0%; and Adjusted EBITDA to increase approximately 28.0%. This guidance reflects anticipated gross margin expansion and operating leverage offset in part by higher marketing costs resulting in overall operating margin growth in 2016. On an annual basis the Company’s effective tax rate will remain at approximately 15%. Reflected in this forecast is net sales for the first quarter of 2016 is anticipated to be in the range of $95.0 million to $100.0 million with a net loss in the range of $0.90 to $1.00 per diluted share due in part to increased marketing expenses in 2016 including the shift caused by Easter falling in the first quarter of 2016 as opposed to the second quarter in 2015.

Share Repurchase

In June 2015, the Board of Directors authorized the Company to repurchase up to $30 million worth of shares of the Company’s outstanding common stock and/or convertible notes through open market repurchases or in privately negotiated transactions from time to time through March 31, 2016. Approximately 1,547,000 shares of common stock were repurchased through the end of the fourth quarter at an aggregate cost of $13.2 million.

Use of Non-GAAP Financial Information

In addition to the preliminary results reported in accordance with U.S. GAAP included in this release, the Company has provided certain non- GAAP financial information including Adjusted EBITDA which is a non-GAAP metric that excludes various items that are detailed in the financial tables and accompanying footnotes reconciling GAAP to non- GAAP results contained in this release. Management believes that the presentation of these non-GAAP financial measures provides useful information to investors because the information may allow investors to better evaluate ongoing business performance and certain components of the Company’s results. In addition, the Company believes that the presentation of these financial measures enhances an investor’s ability to make period-to-period comparisons of the Company’s operating results. This information should be considered in addition to the results presented in accordance with GAAP, and should not be considered a substitute for the GAAP results. The Company has reconciled the non- GAAP financial information included in this release to the nearest GAAP measures. See the attached “Reconciliation of Non-GAAP Financial Information.”

Conference Call Live Webcast

JAKKS Pacific will webcast its fourth quarter and full year earnings call at 9 a.m. Eastern Time/6 a.m. Pacific Time today. To listen to the live webcast and access the accompanying presentation slides, go to www.jakks.com/investors and click on the earnings website link under Presentations at least 10 minutes prior to register, download and install any necessary audio software. A replay of the call will be available on JAKK’s website approximately one hour following completion of the call through March 23, 2016 ending at 11:59 p.m. Eastern Time/8:59 p.m. Pacific Time. The playback can be accessed by calling (888) 843-7419 or (630) 652-3042 for international callers, passcode “4182 7545” for both playback numbers.

About JAKKS Pacific, Inc.

JAKKS Pacific, Inc. (NASDAQ: JAKK) is a leading designer, manufacturer and marketer of toys and consumer products sold throughout the world, with its headquarters in Santa Monica, California. JAKKS Pacific’s popular proprietary brands include BIG-FIGS™, XPV®, Real Construction®, Max Tow™ and Friends, Disguise®, Moose Mountain®, Funnoodle®, Maui®, Kids Only!®, as well a wide range of entertainment-inspired products featuring premier licensed properties. DreamPlay Toys, LLC is a joint venture between JAKKS and NantWorks LLC to develop, market and sell toys and related consumer products incorporating NantWorks’ proprietary iD™ recognition technology. Through JAKKS Cares, the company’s commitment to philanthropy, JAKKS is helping to make a positive impact on the lives of children. Visit us at www.jakks.com and follow us on Instagram (@jakkstoys), Twitter (@jakkstoys) and Facebook (JAKKS Pacific).

© 2016 JAKKS Pacific, Inc. All rights reserved.

Forward Looking Statements

This press release may contain “forward-looking statements” (within the meaning of the Private Securities Litigation Reform Act of 1995) that are based on current expectations, estimates and projections about JAKKS Pacific's business based partly on assumptions made by its management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such statements due to numerous factors, including, but not limited to, those described above, changes in demand for JAKKS' products, product mix, the timing of customer orders and deliveries, the impact of competitive products and pricing, and difficulties with integrating acquired businesses. The “forward-looking statements” contained herein speak only as of the date on which they are made, and JAKKS undertakes no obligation to update any of them to reflect events or circumstances after the date of this release.

JAKKS Pacific, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

	December 31,	December 31,
	2015	2014
	(In thousands)

ASSETS

Current assets:
Cash and cash equivalents	$102,528	$71,525
Marketable securities	-	220
Accounts receivable, net	163,387	234,516
Inventory, net	60,544	78,827
Income taxes receivable	24,008	24,008
Deferred income taxes	-	3,358
Prepaid expenses and other	31,901	25,139
Total current assets	382,368	437,593

Property and equipment	112,088	107,080
Less accumulated depreciation and amortization	93,653	95,984
Property and equipment, net	18,435	11,096

Deferred tax asset	446	-
Goodwill	44,199	44,492
Trademarks & other assets, net	53,452	61,601
Investment in DreamPlay, LLC	7,000	7,000
Total assets	$505,900	$561,782

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable and accrued expenses	$89,067	$143,087
Reserve for sales returns and allowances	17,267	24,477
Income taxes payable	21,067	23,784
Deferred income taxes	2,739	-
Total current liabilities	130,140	191,348

Long term debt	215,000	215,000
Other liabilities	5,155	1,874
Income taxes payable	2,199	2,496
Deferred tax liability	-	5,980
Total liabilities	352,494	416,698

Stockholders' equity:
Common stock, $.001 par value	21	23
Additional paid-in capital	194,743	202,051
Treasury stock	(28,322)	(24,000)
Accumulated deficit	(3,391)	(26,645)
Accumulated other comprehensive loss	(10,051)	(6,835)
Total JAKKS Pacific, Inc. stockholders' equity	153,000	144,594
Non-controlling interests	406	490
Total stockholders' equity	153,406	145,084
Total liabilities and stockholders' equity	$505,900	$561,782

Working Capital	$252,228	$246,245

JAKKS Pacific, Inc. and Subsidiaries
Fourth Quarter Earnings Announcement, 2015
Condensed Statements of Operations (Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
	(In thousands, expect per share data)		(In thousands, expect per share data)

Net sales	$163,407	$254,016	$745,741	$810,060
Less cost of sales
Cost of goods	87,102	137,567	404,132	455,756
Royalty expense	24,418	35,871	103,484	109,406
Amortization of tools and molds	2,312	881	9,556	9,091
Cost of sales	113,832	174,319	517,172	574,253
Gross profit	49,575	79,697	228,569	235,807
Direct selling expenses	20,264	31,103	59,090	66,525
Selling, general and administrative expenses	33,874	39,381	129,645	126,921
Reorganization charges	-	-	-	1,154
Depreciation and amortization	2,328	1,955	9,304	9,880
Income (loss) from operations	(6,891)	7,258	30,530	31,327
Other income (expense):
Income from joint ventures	1,017	-	2,761	314
Other income	-	-	5,642	5,932
Interest income	11	23	62	112
Interest expense	(3,215)	(3,303)	(12,402)	(12,461)
Income (loss) before provision for income taxes	(9,078)	3,978	26,593	25,224
Provision for income taxes	308	1,180	3,423	3,715
Net income (loss)	(9,386)	2,798	23,170	21,509
Net loss attributable to non-controlling interests	(56)	-	(84)	-
Net income (loss) attributable to Jakks Pacific, Inc.	$(9,330)	$2,798	$23,254	$21,509
Earnings per share - basic	$(0.50)	$0.14	$1.20	$1.03
Shares used in earnings per share - basic	18,781	19,570	19,435	20,948
Earnings per share - diluted	$(0.50)	$0.11	$0.71	$0.70
Shares used in earnings per share - diluted	18,781	44,060	43,321	41,516

JAKKS Pacific, Inc. and Subsidiaries
Reconciliation of Adjusted EBITDA
For the Three and Twelve Months Ended December 31, 2015 and 2014

Reconciliation of GAAP to Non-GAAP measures:

This press release and accompanying schedules provide certain information regarding Adjusted EBITDA, which may be considered non-GAAP financial measures under the rules of the Securities and Exchange Commission. The non-GAAP financial measures included in the press release are reconciled to the corresponding GAAP financial measures below, as required under the rules of the Securities and Exchange Commission regarding the use of non-GAAP financial measures. We define Adjusted EBITDA as income (loss) from operations before depreciation, amortization and adjusted for certain non-recurring charges incurred, primarily related to reorganization expenses and certain non-cash charges for restricted stock compensation expense. Adjusted EBITDA is not a recognized financial measure under GAAP, but we believe that it is useful in measuring our operating performance. We believe that the use of the non-GAAP financial measure Adjusted EBITDA enhances an overall understanding of the Company’s past financial performance, and provides useful information to the investor by comparing our performance across reporting periods on a consistent basis and the use of Adjusted EBITDA by other comparable companies as a measure of performance.

Investors should not consider these measures in isolation or as a substitute for net income, operating income, or any other measure for determining the Company’s operating performance that is calculated in accordance with GAAP. In addition, because these measures are not calculated in accordance with GAAP, they may not necessarily be comparable to similarly titled measures employed by other companies.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
	(In thousands)		(In thousands)

Income (loss) from operations	$(6,891)	$7,258	$30,530	$31,327

Depreciation and amortization	4,640	2,836	18,860	18,971
Reorganization charges	-	-	-	1,154
Restricted stock compensation expense	108	476	1,559	1,473

Adjusted EBITDA	$(2,143)	$10,570	$50,949	$52,925

CONTACT:
JAKKS Pacific, Inc.
Sara Rosales Montalvo, 424-268-9363
or
Joel Bennett, 310-455-6210